As filed with the Securities and Exchange Commission on October 1, 2004
Registration No. 333-117917

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Computer Network Technology Corporation

(Exact name of Registrant as Specified in Its Charter)

Minnesota	41-1356476
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6000 Nathan Lane North

Plymouth, Minnesota 55442
(763) 268-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gregory T. Barnum

Chief Financial Officer
Computer Network Technology Corporation
6000 Nathan Lane North
Plymouth, Minnesota 55442
(763) 268-6000

with a copy to:

Stephen M. Quinlivan, Esq.

Leonard, Street and Deinard Professional Association
150 South Fifth Street, Suite 2300
Minneapolis, Minnesota 55402
(612) 335-1500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2004.

700,000 Shares of Common Stock

        We have prepared this prospectus to allow the selling shareholders we identify in this prospectus to sell from time to time up to an aggregate of 700,000 shares of our common stock. Selling shareholders named in this document together with any of their pledgees, donees, transferees or other successors in interest that receive such shares as a gift or other non-sale related transferees are collectively referred to as the selling shareholders. The selling shareholders’ shares of common stock being offered for sale include preferred stock purchase rights attached to the common stock under our shareholder rights agreement. We will not receive any of the proceeds from the sale of common stock by the selling shareholders.

      The shares of common stock covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. See “Plan of Distribution.” These broker-dealers, if used, may receive discounts, concessions or commissions from the selling shareholders or from the purchaser of the shares. The selling shareholders will receive the purchase price of the shares of stock sold less any such discounts, concessions or commissions. The selling shareholders will be responsible for any such discounts, concessions or commissions.

      We have issued the shares to the selling shareholders in connection with an earn-out included in the Purchase Agreement dated June 24, 2002, between us and the shareholders of Business Impact Technology Solutions Limited, as amended to date. We are registering the shares pursuant to the Purchase Agreement and a related registration rights agreement.

      Shares of our common stock are quoted on the Nasdaq National Market under the symbol “CMNT.” The last reported sale price of our common stock on September 30, 2004 was $4.07 per share.

       Investing in shares of our common stock involves risks. See “Risk Factors” on page 1 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

COMPUTER NETWORK TECHNOLOGY CORPORATION

      Computer Network Technology Corporation is a leading provider of cost-effective and reliable storage networking solutions. For over 20 years, businesses around the world have depended on us to improve business efficiency, increase data availability and manage their business-critical information. We apply our technology, products and expertise in open storage networking architecture and business continuity to help companies build end-to-end storage solutions, including hardware and software products, analysis, planning and design, multi-vendor integration, implementation and ongoing remote management. We focus primarily on helping our customers design, develop, deploy and manage storage and data networks, including storage area networks, or SANs, a high speed network within a business’ existing computer system that allows the business to manage its data storage needs with greater efficiency and less disruption to its overall network. We design, manufacture, market and support a wide range of solutions that provide fast and reliable connections among networks of computer and related devices, allowing customers to manage and expand large, complex storage networks efficiently, without geographic limitations, including applications such as remote data replication, or the real-time backup of data to remotely located disks, and remote tape vaulting, or the backup of data to remotely archived tapes.

      We are a Minnesota corporation. Our principal executive offices are located at 6000 Nathan Lane North, Plymouth, Minnesota 55442 and our telephone number is (763) 268-6000.

      The CNT logo, CNT®, UltraNet® and Channelink® are our registered trademarks. This prospectus contains other trademarks and trade names owned by us or other entities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus, any prospectus supplement and any report or document incorporated herein by reference constitute “forward-looking statements”. When used herein, in any prospectus supplement or in any other such report or document, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions and statements which are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Cautionary Statements — Risks Related to our Business” and “— Risks Related to our Common Stock” set forth in our Form 10-K for the year ended January 31, 2004, the risks set forth in “Risk Factors” included herein and in any prospectus supplement or in any such other report or document incorporated by reference should be considered in connection with “forward looking statements.”

i

RISK FACTORS

Risk Factors Incorporated by Reference

      Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Cautionary Statements — Risks Related to our Business” and “— Risks Related to our Common Stock” set forth in our Form 10-K for the year ended January 31, 2004 and the additional information we include or incorporate by reference in this prospectus or that is included in the other reports we file with the SEC. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect us.

Additional Risks

We have significant indebtedness

      As of July 31, 2004, we had $125 million of indebtedness outstanding consisting of our 3% convertible subordinated notes. The notes mature on February 15, 2007. The notes are convertible into our common stock at a conversion rate of $19.17, which is significantly in excess of the price of our common stock on the date of this prospectus. Unless the price of our common stock increases significantly so that the holders of the notes find it economically advantageous to exercise the conversion feature and receive common stock in lieu of cash payment of the principal amount, we may have to repay the debt with cash. Accordingly, our high level of debt could have significant consequences on our business, including the following:

•	we may have to use a significant portion of our cash flow to repay the notes or repurchase notes on the open market, which would reduce the amount of money available to fund operations, capital expenditures, research and development and other activities;

•	we may not have flexibility to respond to changing business and economic conditions, including increased competition and demand for new products and services;

•	we may be more vulnerable to economic downturns and adverse developments in our business; and

•	we may be unable to refinance the notes at maturity which would have adverse consequences.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement incorporates by reference additional information and exhibits. We are subject to the reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, Northwest, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

      The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede the information that is either contained herein or incorporated by reference herein, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended January 31, 2004 filed with the SEC on April 14, 2004;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 4, 2004;

•	our Quarterly Report on Form 10-Q for the second quarter ended July 31, 2004 filed with the SEC on September 9, 2004;

•	our Quarterly Report on Form 10-Q for the first quarter ended April 30, 2004 filed with the SEC on June 3, 2004;

•	our Current Reports on Form 8-K filed with the SEC on May 25, 2004;

•	our Current Report on Form 8-K/ A filed on July 18, 2003 which includes the audited financial statements of Inrange Technologies Corporation which we acquired on May 5, 2003; and

•	the description of our common stock contained in our registration statements on Form 8-A filed with the SEC on November 15, 1985, July 29, 1998, and November 27, 2000, including any amendment or report for the purpose of updating those descriptions.

      We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

•	the prospectus;

•	any accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Upon your written or oral request for any or all of the documents incorporated by reference but not delivered with this prospectus, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to our Corporate Secretary at Computer Network Technology Corporation, 6000 Nathan Lane North, Plymouth, Minnesota 55442. Our telephone number is (763) 268-6000.

      You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares of common stock offered by this prospectus.

DIVIDEND POLICY

      We have not paid any cash dividends since our inception. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

      This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share, which is offered pursuant to this prospectus and our preferred stock. The preferred stock is not offered pursuant to this prospectus. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our bylaws for additional information before you buy any of our common stock or preferred stock. See “Where You Can Find More Information.”

Common Stock

      As of September 17, 2004, our authorized common stock was 100,000,000 shares, of which 28,607,785 shares were issued and outstanding. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of outstanding shares of common stock are entitled to the following rights:

•	to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors from time to time may determine;

•	one vote for each share held on all matters submitted to a vote of our shareholders; and

•	upon our liquidation, dissolution or winding-up, to share ratably in all assets remaining after payment of liabilities and the liquidation or redemption of any preferred stock.

      Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the outstanding shares of stock with voting rights can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. The rights of holders of common stock may be altered by the greater of the vote of holders of a majority of shares of common stock present and entitled to vote at a meeting of shareholders, and a vote at a meeting of shareholders of holders of a majority of the minimum number of shares of common stock that would constitute a quorum. A quorum consists of a majority of the shares issued and outstanding and entitled to vote.

Preferred Stock

      As of September 17, 2004, our authorized preferred stock consisted of 40,000 shares of Series A Junior Participating Preferred Stock and 960,000 shares of undesignated preferred stock, of which no shares were issued and outstanding. We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our shareholders, including, but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

•	the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•	the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, including our common stock, if such shares are convertible or exchangeable.

Shareholder Rights Plan

      Out of the 1,000,000 authorized shares of preferred stock, on September 17, 2004, there were 40,000 shares of Series A Junior Participating Preferred Stock reserved for issuance in connection with our shareholder rights plan set forth in our Rights Agreement, dated July 24, 1998, as amended November 21, 2000, with Mellon Investor Services LLC as rights agent.

      In July 1998, our board of directors adopted the shareholder rights plan and declared a dividend distribution of one preferred stock purchase right for each share of common stock to shareholders of record on August 10, 1998. Each share of common stock issued subsequent to such date, including the shares of common stock issuable upon conversion of our 3% convertible subordinated notes due February 15, 2007, includes a corresponding preferred stock purchase right. Each preferred stock purchase right entitles the registered holder to purchase from us 1/1000th of a share of the Series A Junior Participating Preferred Stock at a price of $100.00 per unit, subject to adjustment. The rights become exercisable upon the earlier of:

•	the close of business on the 10th day following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding common shares; or

•	the close of business of the 10th day following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding common shares.

      Upon exercise and payment of the then current purchase price for the right, the right holder will have the right to receive common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the purchase price. Upon the occurrence of certain other events, each right holder shall have the right to receive, upon exercise and payment of the then current purchase price, common stock of the other party to the transaction having a value equal to two times the purchase price.

      We are entitled to redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment, payable in cash or shares of our common stock, at any time prior to the earlier of the expiration of the rights in July 2008 or ten days following the time that a party has acquired beneficial ownership of 20% or more of the shares of common stock then outstanding. Any of the provisions of the Rights Agreement governing the rights may be supplemented or amended by us in our sole and absolute discretion. Such supplements or amendments by us may be made without the approval of the rights holders.

      The existence of the shareholder rights plan as well as the ability of the board of directors to issue preferred stock and the anti-takeover provision of Minnesota law described below may serve to discourage an acquisition of us or stock purchases in furtherance of an acquisition.

Anti-Takeover Provisions

      Certain Provisions of Our Articles of Incorporation and By-Laws May Have Anti-Takeover Effects. Our articles of incorporation and bylaws could make completion of an offer to acquire us more difficult. We believe that the benefits of increased protection from unfriendly or unsolicited proposals to acquire or restructure us outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

      Our articles of incorporation authorize, without action by the shareholders, our board of directors to designate and issue preferred stock in one or more series. The board of directors can also issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits or conversions of our outstanding shares. In addition, our articles of incorporation grant our board of directors the authority to adopt, amend or repeal all or any of the bylaws, by a majority of its members present at a duly called meeting, subject to the power of the shareholders to change or repeal the bylaws. In addition, our bylaws provide that meetings of our shareholders may only be called by the board of directors, certain of our officers and shareholders holding not less than 3% (10% in the case of a special meeting) of all outstanding voting shares.

      The provisions of the shareholder rights plan, our articles of incorporation, our bylaws and Minnesota law are intended to encourage potential acquirers to negotiate with us and to allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing shareholder value. Such provisions may also have the effect of discouraging acquisition proposals or delaying or preventing a change in control, which may harm our stock price.

      Minnesota Anti-Takeover Provision. As a public corporation, we are governed by the provisions of sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions could operate to deny shareholders the receipt of a premium on their stock and may also have a depressive effect on the market price of our stock. Section 302A.671 basically provides that the shares of a corporation acquired in a “control share acquisition” have no voting rights unless voting rights are approved by the shareholders in a prescribed manner. A “control share acquisition” is generally defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Minnesota law, a “business combination” includes mergers, asset sales and other transactions. An “interested shareholder” is a person who is the beneficial owner of 10% or more of a corporation’s voting stock. Reference is made to the detailed terms of sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

Transfer Agent

      The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

DESCRIPTION OF EXISTING INDEBTEDNESS

      In February 2002, we issued $125.0 million of our convertible subordinated notes. The notes bear interest at 3% per annum, mature on February 15, 2007, and are convertible into our common stock at a conversion rate of approximately $19.17 per share, subject to adjustment. The notes are our general unsecured obligations.

      Holders have the right to require us to repurchase the notes at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest and any liquidated damages, upon the occurrence of a change of control, as defined in the indenture governing the terms of the notes.

      We may only redeem the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed, if the closing price of our common stock has exceeded 175% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days, and if certain other conditions are met. We are required to make an additional “make-whole” payment in cash with respect to the notes called for redemption in an amount equal to the total value of the aggregate amount of the interest and any liquidated damages that would have been payable on the notes from the last day through which interest was paid on the notes through maturity.

      Events of default under the notes include:

•	our failure to pay interest when due and the default continues for 30 days;

•	our failure to pay principal and premium. if any, when due, whether it becomes it becomes payable by maturity, redemption, or a change in control;

•	our failure to comply with other agreements specified in the indenture which are not cured within the time specified in the indenture; and

•	our becoming subject to bankruptcy proceedings.

INFORMATION ABOUT THE SELLING SHAREHOLDERS

      This prospectus relates to the offer and sale from time to time of up to an aggregate of 700,000 shares of our common stock for the account of the selling shareholders identified in the table below. We issued and are registering the shares pursuant to the terms of that certain purchase agreement dated June 24, 2002 among us and the individuals set forth in the table below and related registration rights agreement between such persons and us. The following table sets forth certain information regarding the beneficial ownership of the common stock, as of September 17, 2004, by the selling shareholders.

      The information provided in the table below with respect to the selling shareholders has been obtained from the selling shareholders. Mr. Scorziello and Mr. Foskett are currently employed by us through our subsidiary, Business Impact Technology Solutions Limited (BI-Tech), and Mr. Smith was employed through June 30, 2003 and has acted as a consultant since that date. Because the selling shareholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling shareholders after this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of at any time or from time to time since the date on which the selling stockholder provided the information regarding the shares of common stock beneficially owned by it, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act of 1933.

      Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. To our knowledge, the selling shareholders possesses sole voting and investment power with respect to their shares. The percentage in the table below is based on 28,607,785 shares outstanding on September 17, 2004, adjusted as required by rules promulgated by the SEC. Any or all of the shares listed below may be offered for sale by the selling shareholder from time to time.

	Shares Owned Prior	Shares Offered
Selling Shareholders	to Offering(1)	Hereby

Greg Scorziello	271,250	271,250
Paul John Foskett	271,250	271,250
Owen George Smith	157,500	157,500

(1)	Represents beneficial ownership of less than 1% of our outstanding capitalization.

PLAN OF DISTRIBUTION

      We are registering 700,000 shares of our common stock on behalf of the selling shareholders. The selling shareholders and any of their pledgees, assignees and successors in interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. We will bear the cost, expenses and fees in connection with the registration of the common stock offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling shareholders. Sales of shares of common stock may be effected by selling shareholders from time to time in one or more of the following transactions, or in other kinds of transactions:

•	a block trade in which the selling shareholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction,

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	transactions on the Nasdaq National Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale, and

•	in the over-the-counter market.

      When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

•	enter into transactions after the date of this prospectus involving short sales of shares by broker-dealers;

•	sell shares short themselves after the date of this prospectus and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer or other person who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer or other person who may sell the loaned shares or, in the event of default, sell the pledged shares.

      Sales of shares of common stock may be effected by selling shareholders at market prices prevailing at the time of sale or at negotiated prices. To our knowledge, none of the selling shareholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus.

      The selling shareholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling shareholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act and any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

      If selling shareholders are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

      Selling shareholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

      Additional information related to the selling shareholders and the plan of distribution may be provided in one or more supplemental prospectuses.

      At any time an offer to sell common stock in an underwritten offering is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, broker-dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, the proposed selling price to the public and other factors material to the transaction. To the extent required, we may supplement this prospectus or amend the registration statement of which this prospectus is a part from time to time to describe a specific plan of distribution.

NOTICE REGARDING ARTHUR ANDERSEN LLP

      The audited consolidated statements of operations and cash flows of Inrange Technologies Corporation dated December 31, 2001, that are incorporated by reference to Computer Network Technology Corporation’s Current Report on Form 8-K/A filed July 18, 2003, were audited by Arthur Andersen as stated in its report of such firm given upon its authority as experts in auditing and accounting. Deloitte & Touche LLP has audited Inrange Technologies Corporation consolidated financial statements as of December 31, 2002, and for the year then ended. Arthur Andersen has not consented to the incorporation by reference of its audit report in this prospectus, and we have dispensed with the requirement to file Arthur Andersen’s consent in reliance on Rule 437a under the Securities Act. Since Arthur Andersen has not consented to the incorporation by reference of its audit report in the registration statement, an investor’s ability to seek recoveries from Arthur Andersen as a result of the work performed by it may be limited significantly by the lack of assets of Arthur Andersen that are or may be available to satisfy any such investor’s claims.

EXPERTS

      The consolidated financial statements and schedule of Computer Network Technology Corporation as of January 31, 2004 and 2003, and for each of the years in the three-year period ended January 31, 2004, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, registered independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Inrange Technologies Corporation as of December 31, 2002 and for the year then ended, appearing in Computer Network Technology Corporation’s Current Report on Form 8-K/A filed July 18, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      Inrange Technologies Corporation’s consolidated statement of operations and statement of cash flows for the year ended December 31, 2001, which are incorporated by reference in this prospectus by reference to Computer Network Technology Corporation’s Current Report on Form 8-K/A filed July 18, 2003, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to Computer Network Technology Corporation naming it in the registration statement of which this prospectus forms a part as having certified Inrange Technologies Corporation’s consolidated financial statements as of December 31, 2001 and for each of the two years then ended as required by Section 7 of the Securities Act of 1933, and Computer Network Technology Corporation has dispensed with the requirement to file its consent in reliance on Rule 437a promulgated under the Securities Act. As a result, your ability to assert claims against Arthur Andersen LLP may be limited. Since we have not been able to obtain the written consent of Arthur Andersen LLP, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

      We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      We are paying all of the selling shareholders’ expenses related to this offering, except the selling shareholders will pay any applicable broker’s commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by us in connection with this Registration Statement and the distribution of the shares of common stock registered hereby. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$446
Printing and Expenses	$5,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$15,000
Miscellaneous Expenses	$2,554

Total	$33,000

Item 15.	Indemnification of Officers and Directors

      Unless prohibited in a corporation’s articles or bylaws, Minnesota Statutes, Section 302A.521 requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to the acts or omissions of such person in his official capacity. The general effect of Minnesota Statutes, Section 302A.521 is to reimburse (or pay on behalf of) directors and officers of CNT any personal liability that may be imposed for certain acts performed in their capacity as directors and officers of CNT, except where such persons have not acted in good faith.

      As permitted by the Minnesota Business Corporation Act, the Articles of Incorporation of Computer Network Technology Corporation eliminate the liability of our directors for monetary damages arising from any breach of fiduciary duties as a member of our board of directors (except as expressly prohibited by Minnesota Statutes, Section 302A.251, subd. 4).

      CNT’s officer’s and director’s liability insurance provides for indemnification of our officers and directors in certain circumstances.

Item 16.	Exhibits

Exhibit		Description

2.0		Purchase Agreement dated June 24, 2002 between Computer Network Technology Corporation, Greg Scorziello, Paul John Foskett and Owen George Smith(1)
2.1		Deed of Variation dated June 24, 2002 to the Purchase Agreement dated June 24, 2002 between Computer Network Technology Corporation, Greg Scorziello, Paul John Foskett and Owen George Smith(2)
2.2		Agreement as of April 6, 2003 among SPX Corporation, Computer Network Technology and Basketball Corporation(3)
2	.3*	Registration Rights Agreement dated as of July 12, 2004 between Computer Network Technology Corporation, Greg Scorziello, Paul John Foskett and Owen George Smith
4.1		Rights Agreement between the Company and Mellon Investor Services, LLC, as Rights Agent including the form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares(4)
4.2		First Amendment of Rights Agreement dated November 21, 2000(5)

Exhibit		Description

4.3		First Amendment of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock ($.01 Par Value Per Share) of Computer Network Technology Corporation(6)
4.4		Form of Common Stock Certificate(7)
4.5		Registration Rights Agreement, dated as of February 20, 2002, among Bear, Sterns & Co. Inc., SG Cowan Securities Corporation and Soundview Technology Corporation(8)
4.6		Indenture, dated as of February 20, 2002, between the Company and U.S. Bank National Association, as Trustee(9)
4.7		Form of Note (included in Exhibit 4.6)(10)
4.8		Second Restated Articles of Incorporation of the Company(11)
4.9		Articles of Amendment of the Second Restated Articles of the Company(12)
4.10		By-laws of the Company(13)
5	.1*	Opinion of Leonard, Street and Deinard Professional Association
23.1		Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
23	.2**	Consent of KPMG LLP
23	.3**	Consent of Deloitte & Touche LLP
23	.4**	Statement Regarding Arthur Andersen LLP
24	.1**	Power of Attorney (included on signature page to registration statement)

*	Previously filed as part of this Registration Statement.

**	Filed herewith.

(1)	Incorporated by reference to Exhibit 2.2 to Registration Statement No. 333-87376.

(2)	Incorporated by reference to Exhibit 2 to Form 10-Q for the quarterly period ended July 31, 2003.

(3)	Incorporated by reference to Exhibit 99.2 to current report on Form 8-K dated April 8, 2003.

(4)	Incorporated by reference to Exhibit 1 to Form 8-A dated July 29, 1998 and Exhibit 1 to Form 8-A/ A dated November 27, 2000.

(5)	Incorporated by Reference to Exhibit 1 to Form 8-A/ A dated November 27, 2000.

(6)	Incorporated by reference to Exhibit 2 to Form 8-A/ A dated November 27, 2000.

(7)	Incorporated by reference to Exhibit 4.2 to Form S-3 Registration Statement No. 333-80841.

(8)	Incorporated by reference to Exhibit 4.5 to Form 10-K for the year ended January 31, 2002.

(9)	Incorporated by reference to Exhibit 4.6 to Form 10-K for the year ended January 31, 2002.

(10)	Incorporated by reference to Exhibit 4.7 to Form 10-K for the year ended January 31, 2002.

(11)	Incorporated by reference to Exhibits 3(i)-1 and 3(i)-2 to current report on Form 8-K dated May 25, 1999.

(12)	Incorporated by reference to Exhibit 3(i)-1 to current report on Form 8-K dated May 25, 1999.

(13)	Incorporated by reference to Exhibit 3(ii)-1 to current report on Form 8-K dated May 25, 1999.

Item 17.	Undertakings

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar vale of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota on this 1st day of October, 2004.

COMPUTER NETWORK TECHNOLOGY CORPORATION

By	/s/ GREGORY T. BARNUM

Gregory T. Barnum
Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Thomas G. Hudson, Gregory T. Barnum and Jeffrey A. Bertelsen and each of them individually, with full power of substitution and resubstitution, his true and lawful attorney-in-fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of securities of Computer Network Technology Corporation, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts and all capacities to sign any and all amendments.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ THOMAS G. HUDSON Thomas G. Hudson	President and Chief Executive Officer (Principal Executive Officer) and Director	October 1, 2004

/s/ GREGORY T. BARNUM Gregory T. Barnum	Vice President of Finance, Chief Financial Officer and Secretary (Principal Financial Officer)	October 1, 2004

/s/ JEFFREY A. BERTELSEN Jeffrey A. Bertelsen	Vice President of Finance, Corporate Controller and Treasurer and Assistant Secretary (Principal Accounting Officer)	October 1, 2004

* Dr. Renato A. DiPentima	Director	October 1, 2004

* Kathleen Earley	Director	October 1, 2004

* Patrick W. Gross	Director	October 1, 2004

* Erwin A. Kelen	Director	October 1, 2004

* Lawrence A. McLernon	Director	October 1, 2004

* John A. Rollwagen	Director	October 1, 2004

* Bruce J. Ryan	Director	October 1, 2004

*By	/s/ GREGORY T. BARNUM Gregory T. Barnum	Attorney-in-Fact

EXHIBIT INDEX TO FORM S-3

Exhibit		Description

2.0		Purchase Agreement dated June 24, 2002 between Computer Network Technology Corporation, Greg Scorziello, Paul John Foskett and Owen George Smith(1)
2.1		Deed of Variation dated June 24, 2002 to the Purchase Agreement dated June 24, 2002 between Computer Network Technology Corporation, Greg Scorziello, Paul John Foskett and Owen George Smith(2)
2.2		Agreement as of April 6, 2003 among SPX Corporation, Computer Network Technology and Basketball Corporation(3)
2	.3*	Registration Rights Agreement dated as of July 12, 2004 between Computer Network Technology Corporation, Greg Scorziello, Paul John Foskett and Owen George Smith
4.1		Rights Agreement between the Company and Mellon Investor Services, LLC, as Rights Agent including the form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares(4)
4.2		First Amendment of Rights Agreement dated November 21, 2000(5)
4.3		First Amendment of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock ($.01 Par Value Per Share) of Computer Network Technology Corporation(6)
4.4		Form of Common Stock Certificate(7)
4.5		Registration Rights Agreement, dated as of February 20, 2002, among Bear, Sterns & Co. Inc., SG Cowan Securities Corporation and Soundview Technology Corporation(8)
4.6		Indenture, dated as of February 20, 2002, between the Company and U.S. Bank National Association, as Trustee(9)
4.7		Form of Note (included in Exhibit 4.6)(10)
4.8		Second Restated Articles of Incorporation of the Company(11)
4.9		Articles of Amendment of the Second Restated Articles of the Company(12)
4.10		By-laws of the Company(13)
5	.1*	Opinion of Leonard, Street and Deinard Professional Association
23.1		Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
23	.2**	Consent of KPMG LLP
23	.3**	Consent of Deloitte & Touche LLP
23	.4**	Statement Regarding Arthur Andersen LLP
24	.1**	Power of Attorney (included on signature page to registration statement)

*	Previously filed as part of this Registration Statement.

**	Filed herewith.

(1)	Incorporated by reference to Exhibit 2.2 to Registration Statement No. 333-87376.

(2)	Incorporated by reference to Exhibit 2 to Form 10-Q for the quarterly period ended July 31, 2003.

(3)	Incorporated by reference to Exhibit 99.2 to current report on Form 8-K dated April 8, 2003.

(4)	Incorporated by reference to Exhibit 1 to Form 8-A dated July 29, 1998 and Exhibit 1 to Form 8-A/ A dated November 27, 2000.

(5)	Incorporated by Reference to Exhibit 1 to Form 8-A/ A dated November 27, 2000.

(6)	Incorporated by reference to Exhibit 2 to Form 8-A/ A dated November 27, 2000.

(7)	Incorporated by reference to Exhibit 4.2 to Form S-3 Registration Statement No. 333-80841.

(8)	Incorporated by reference to Exhibit 4.5 to Form 10-K for the year ended January 31, 2002.

(9)	Incorporated by reference to Exhibit 4.6 to Form 10-K for the year ended January 31, 2002.

(10)	Incorporated by reference to Exhibit 4.7 to Form 10-K for the year ended January 31, 2002.

(11)	Incorporated by reference to Exhibits 3(i)-1 and 3(i)-2 to current report on Form 8-K dated May 25, 1999.

(12)	Incorporated by reference to Exhibit 3(i)-1 to current report on Form 8-K dated May 25, 1999.

(13)	Incorporated by reference to Exhibit 3(ii)-1 to current report on Form 8-K dated May 25, 1999.